As filed with the Securities and Exchange Commission on July 12, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMGROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-3533152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, OK 74136-4231

(918) 524-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carlin G. Conner

President and Chief Executive Officer

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, OK 74136-4231

(918) 524-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copy To:

Robert J. Melgaard, Esq.

Conner & Winters, LLP

4000 One Williams Center

Tulsa, Oklahoma 74172

(918) 586-5711

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock ($0.01 par value)	12,569,564	$12.16	$152,845,898.24	$18,524.92

(1)

The number of shares of the registrant’s Class A common stock being registered pursuant to this registration statement represents the sum of (a) 11,726,913 shares of Class A common stock issuable upon conversion of the registrant’s Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) issued to the selling stockholders named herein in a private placement (assuming a conversion price of $33.00 per share) and (b) an additional 842,651 shares of Class A common stock issuable upon conversion of the Series A Preferred Stock in the event that the registrant elects, in lieu of paying a quarterly dividend in cash, to have the amount that would have been payable if such dividend had been paid in cash added to the liquidation preference through June 30, 2020. Pursuant to Rule 416(a) under the Securities Act, there is also being registered such indeterminate number of shares of Class A common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act, on the basis of $12.16 per share, the average of the high and low sales prices for the Class A common stock as reported on the New York Stock Exchange on July 9, 2019.

PROSPECTUS

12,569,564 Shares

SEMGROUP CORPORATION

Class A Common Stock

This prospectus relates to an aggregate of up to 12,569,564 shares of Class A common stock that may be offered from time to time by the selling stockholders named in this prospectus. The shares of our Class A common stock that may be offered by the selling stockholders using this prospectus consist of:

•

11,726,913 shares of Class A common stock issuable upon conversion of our outstanding Series A Cumulative Perpetual Convertible Preferred Stock issued to the selling stockholders in a private placement on January 19, 2018 (assuming a conversion price of $33.00 per share); and

•

an additional 842,651 shares of our Class A common stock issuable upon conversion of the Series A Cumulative Perpetual Convertible Preferred Stock in the event that we elect, in lieu of paying a quarterly dividend in cash, to have the amount that would have been payable if such dividend had been paid in cash added to the liquidation preference through June 30, 2020.

We are registering the offer and sale of the shares of our Class A common stock to satisfy registration rights we have granted.

The selling stockholders may sell the shares of our Class A common stock at various times, at varying prices and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of methods. For more information, see “Plan of Distribution.” We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “SEMG.” On July 11, 2019, the last reported sale price of our Class A common stock on the New York Stock Exchange was $12.45 per share.

Investing in our Class  A common stock involves risks. You should carefully consider the factors described under “Risk Factors” beginning on page 6 of this prospectus and the other risk factors incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 12, 2019.

You should rely only on the information contained in or specifically incorporated by reference into this prospectus and any prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with information that is different. This prospectus and any prospectus supplement are not an offer to sell or a solicitation of an offer to buy our Class A common stock in any jurisdiction where such offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations, expectations and prospects may have changed since such dates.

Unless the context otherwise requires or as otherwise indicated, references in this prospectus to “SemGroup,” the “Company,” “we,” “us,” “our,” or similar terms refer to SemGroup® Corporation, its consolidated subsidiaries and its predecessors. We sometimes refer to crude oil, natural gas, natural gas liquids (natural gas liquids, or “NGLs,” include ethane, propane, normal butane, iso-butane and natural gasoline), refined petroleum products and residual fuel oil, collectively, as “petroleum products.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, the selling stockholders may, from time to time, offer and sell our Class A common stock described in this prospectus in one or more offerings. For further information about our business and our Class A common stock, you should refer to the registration statement and its exhibits. The exhibits to the registration statement and the documents incorporated by reference in the registration statement contain the full text of the contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our Class A common stock that the selling stockholders may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of our Class A common stock that may be offered by the selling stockholders. Each time the selling stockholders sell any shares of our Class A common stock offered by this prospectus, the selling stockholders will provide you with this prospectus. In certain circumstances, a prospectus supplement may also be provided to you that will contain specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may include additional risk factors or other special considerations applicable to our Class A common stock being offered and may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

SEMGROUP CORPORATION

Our Business

We provide gathering, transportation, storage, distribution, marketing and other midstream services primarily to producers, refiners of petroleum products and other market participants located in the Gulf Coast, Midwest and Rocky Mountain regions of the United States of America (the “U.S.”) and Canada. We, or our significant equity method investee, have an asset base consisting of pipelines, gathering systems, storage facilities, terminals, processing plants and other distribution assets located in North American production and supply areas, including the Gulf Coast, Midwest, Rocky Mountain and Western Canadian regions. Our operations are conducted directly and indirectly through our primary operating segments.

Our Executive Offices

We are incorporated in Delaware and our executive offices are located at Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa Oklahoma 74136-4231, and our telephone number is (918) 524-8100. Information contained on our website http://www.semgroupcorp.com, is not, and you must not consider such information to be, a part of this prospectus.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any related prospectus supplement and the documents that we incorporate by reference herein or therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included or incorporated by reference in this prospectus and any related prospectus supplement regarding the prospects of our industry, our anticipated financial performance, management’s plans and objectives for future operations, planned capital expenditures, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plans,” “forecasts,” “continue” or “could” or the negative of these terms or variations of them or similar terms. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks, and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that could cause actual results to differ from those contemplated by our forward-looking statements include, but are not limited to, the following:

•	Our ability to generate sufficient cash flow from operations to enable us to pay our debt obligations and our current and expected dividends or to fund our other liquidity needs;

•	Any sustained reduction in demand for, or supply of, the petroleum products we gather, transport, process and store;

•	The effect of our debt level on our future financial and operating flexibility, including our ability to obtain additional capital on terms that are favorable to us;

•	Our ability to access the debt and equity markets, which will depend on general market conditions and the credit ratings for our debt obligations and equity;

•	The loss of, or a material nonpayment or nonperformance by, any of our key customers;

•	The amount of cash distributions, capital requirements and performance of our investments and joint ventures;

•	The consequences of any divestitures of non-strategic operating assets or divestitures of interests in some of our operating assets through partnerships and/or joint ventures;

•	The amount of collateral required to be posted from time to time in our purchase, sale or derivative transactions;

•	The impact of operational and developmental hazards and unforeseen interruptions;

•	Our ability to obtain new sources of supply of petroleum products;

•	Competition from other midstream energy companies;

•

Our ability to comply with the covenants contained in our credit agreements, continuing covenant agreement and the indentures governing our notes, including requirements under our credit agreements and continuing covenant agreement to maintain certain financial ratios;

•	Our ability to renew or replace expiring storage, transportation and related contracts;

•	The overall forward markets for crude oil, natural gas and natural gas liquids;

•	The possibility that the construction or acquisition of new assets or other business combination activities may not result in the corresponding anticipated benefits;

•	Any future impairment of goodwill resulting from the loss of customers or business;

•	Changes in currency exchange rates;

•	Weather and other natural phenomena, including climate conditions;

•	A cyber attack involving our information systems and related infrastructure, or that of our business associates;

•	The risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies;

•	Costs of, or changes in, laws and regulations and our failure to comply with new or existing laws or regulations, particularly with regard to taxes, safety and protection of the environment;

•	The possibility that our hedging activities may result in losses or may have a negative impact on our financial results;

•	General economic, market and business conditions; and

•	The occurrence of the risk factors listed elsewhere or incorporated by reference in this prospectus or any related prospectus supplement.

Consequently, all of the forward-looking statements made or incorporated by reference in this prospectus and any related prospectus supplement are qualified by these cautionary statements and there can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the consequences for, or effects on, our business or operations that we anticipate today. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

RISK FACTORS

An investment in our Class A common stock involves risk. Before you invest in our Class A common stock, you should carefully read and consider the following risk factor, the risks discussed in the “Cautionary Notice Regarding Forward-Looking Statements” section of this prospectus, the risk factors included in our most recent Annual Report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K that are incorporated herein by reference and those that may be included in any related prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference herein and therein, in evaluating an investment in our Class A common stock.

If any of these risks were to occur, our business, financial condition, results of operations and cash flow could be materially adversely affected. As a result, our ability to pay dividends to our stockholders may be reduced, the trading price of our Class A common stock may decline and you might lose part or all of your investment.

Future sales or issuances of shares of our Class A common stock may adversely affect our stock price.

The future sale or issuance of a substantial number of shares of our Class A common stock in the public market or otherwise, or the perception that such sales or issuances could occur, may depress the market price of our Class A common stock. Sales or issuances of a substantial number of shares of our Class A common stock in the public market could occur at any time. These sales or issuances, or the possibility that these sales or issuances may occur, may also impair our ability to raise capital through the sale of additional equity securities.

USE OF PROCEEDS

We will not receive any proceeds for the sale of shares of our Class A common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of shares of our Class A common stock offered pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

General

We have the authority to issue 194,000,000 shares of capital stock, which consist of 180,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A common stock”), 10,000,000 shares of Class B common stock, par value $0.01 per share (the “Class B common stock,” together with the Class A common stock, the “Class A and Class B common stock”) and 4,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Common Stock

As of June 30, 2019, 79,582,304 shares of our Class A common stock were issued and outstanding and no shares of our Class B common stock were issued and outstanding. All of the outstanding shares of our Class A common stock are fully paid and nonassessable.

The Class A common stock and the Class B common stock are identical in all respects, except that the Class B common stock is not eligible for trading on a national securities exchange or market system.

Voting Rights

Holders of shares of Class A and Class B common stock are entitled to one vote per share on each matter on which the holders of our common stock are entitled to vote, including the election of directors. Except as otherwise required by law, holders of Class A and Class B common stock vote together as a single class. Holders of Class A and Class B common stock do not have cumulative voting rights with respect to the election of directors, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the directors standing for election.

Dividend and Liquidation Rights

Subject to the rights of any then-outstanding shares of Preferred Stock, the holders of Class A and Class B common stock are entitled to receive, equally and ratably, share for share, such dividends as may be declared by our Board of Directors from funds legally available. The terms of our current revolving credit facility, however, restrict, to some extent, the payment of cash dividends on our common stock. In the event of a liquidation, dissolution, distribution of assets or other winding up of our company, the holders of the Class A and Class B common stock are entitled to share equally and ratably, share for share, in all assets remaining for distribution to stockholders, subject to any preferential liquidation rights of any Preferred Stock that at the time may be outstanding.

No Redemption or Preemptive Rights

Holders of Class A and Class B common stock have no redemption or preemptive rights. There are no sinking fund provisions applicable to our Class A and Class B common stock.

Conversion Rights of Class B Common Stock

Each share of Class B common stock is convertible at any time at the option of the holder thereof into one share of Class A common stock. We will reserve and keep available out of our authorized but unissued Class A common stock at least the number of shares of Class A common stock that would become issuable upon the conversion of all shares of Class B common stock at any time outstanding.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Registration Rights

On July 17, 2017, we completed our acquisition of 100% of the equity interests in Buffalo Parent Gulf Coast Terminals LLC, the parent company of Buffalo Gulf Coast Terminals LLC and HFOTCO LLC doing business as Houston Fuel Oil Terminal Company, from Buffalo Investor I, L.P. and Buffalo Investor II, L.P. (collectively, the “Sellers”). We refer to this acquisition as the “HFOTCO Acquisition.” Consideration for the HFOTCO Acquisition included the issuance of 12,383,900 shares of our Class A common stock to the Sellers. In connection with the issuance of the Class A common stock, we entered into a registration rights agreement with the Sellers pursuant to which we are required to prepare and file a registration statement to permit the resale of such shares of Class A common stock held by the Sellers from time to time as permitted by Rule 415 under the Securities Act. We have registered such shares of Class A common stock on a registration statement on Form S-3 pursuant to this registration rights agreement. We must use our reasonable best efforts to keep such registration statement continuously effective under the Securities Act until the earlier of (i) the date when all of the registrable securities covered by such registration statement have been sold and (ii) there are no longer any registrable securities outstanding. In certain circumstances, the Sellers may elect to sell shares under such registration statement in an underwritten public offering. In addition, the registration rights agreement provides the Sellers with certain piggyback registration rights, pursuant to which the Sellers may elect to participate in an underwritten public offering of our Class A common stock initiated by us.

Preferred Stock

As of June 30, 2019, there were 350,000 shares of our Series A Cumulative Perpetual Convertible Preferred Stock issued and outstanding and no other shares of Preferred Stock were issued and outstanding. Our Board of Directors may, without further approval of the stockholders, issue Preferred Stock from time to time in one or more series and fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock.

The specific matters that the Board of Directors may determine include the following:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of any dividends;

•	whether any dividends will be cumulative or non-cumulative;

•	the terms of any redemption;

•	the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company;

•	rights and terms of any conversion or exchange;

•	restrictions on the issuance of shares of the same series or any other series; and

•	any voting rights.

The purpose of authorizing the Board of Directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The Board of Directors intends for the Preferred Stock to be used for capital raising, financing and acquisition needs or opportunities. The Board of Directors does not intend to use the Preferred Stock for any defensive or anti-takeover purposes or for the purpose of implementing any stockholder rights plan.

Series A Cumulative Perpetual Convertible Preferred Stock

On January 19, 2018 (the “Issue Date”), we sold to the selling stockholders in a private placement, an aggregate of 350,000 shares of our Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A

Preferred Stock”) convertible into 10,606,061 shares (subject to adjustment) of our Class A common stock, for a cash purchase price of $1,000 per share of Series A Preferred Stock and aggregate gross proceeds to us of $350,000,000. These proceeds were utilized to repay amounts borrowed under our revolving credit facility, to fund growth capital expenditures and for general corporate purposes.

Dividend Payments

The shares of Series A Preferred Stock (the “Preferred Shares”) are a class of equity security that ranks senior to the Class A common stock with respect to distribution rights and rights upon liquidation. Subject to certain exceptions, so long as any Preferred Shares remain outstanding, no dividend or distribution will be declared or paid on, and no redemption or repurchase will be agreed to or consummated of, stock on a parity with the Preferred Shares (“Parity Stock”), Class A common stock or any other shares of stock junior to the Preferred Shares, unless all accumulated and unpaid dividends for all preceding full fiscal quarters have been declared and paid with respect to the Preferred Shares. In addition, no dividend or distribution or redemption or repurchase shall be paid on Parity Stock, Class A common stock or any other shares of stock junior to the Preferred Shares for any period unless the Series A Preferred Stock has been paid full cash dividends in respect of the same period; provided, however, that we may pay dividends on Class A common stock in respect of any fiscal quarter ending on or prior to June 30, 2020 (the “PIK Period”).

PIK Dividends

The holders of Preferred Shares (the “Holders”) will receive quarterly distributions equal to an annual rate of 7.0% ($70.00 per share annualized) of $1,000 per Preferred Share, subject to certain adjustments (the “Liquidation Preference”). With respect to any quarter ending on or prior to the PIK Period, we may elect, in lieu of paying a distribution in cash, to have the amount that would have been payable if such dividend had been paid in cash added to the Liquidation Preference. We have made such an election with respect to each of our quarterly distributions since the Issue Date which has increased the Liquidation Preference such that as of June 30, 2019, the Preferred Shares are convertible into 11,726,913 shares of our Class A common stock.

Holder Conversion

Beginning July 19, 2019, the eighteen month anniversary of the Issue Date, the Holders may convert their Preferred Shares into a number of shares of Class A common stock equal to, per Preferred Share, the quotient of the Liquidation Preference divided by $33.00 (the “Conversion Price”), subject to certain adjustments including customary anti-dilution adjustments (such quotient, the “Conversion Rate”). Holders may elect to convert the Preferred Shares, in whole or in part, so long as the aggregate value of Class A common stock to be issued pursuant to such partial conversion is not for less than $50,000,000 or a lesser amount if such conversion relates to all of a Holder’s remaining Preferred Shares.

Company Conversion

On or after the three year anniversary of the Issue Date, if the Holders have not elected to convert all of their Preferred Shares, we may cause the outstanding Preferred Shares to be converted into a number of shares of Class A common stock equal to, per Preferred Share, the quotient of the Liquidation Preference divided by the Conversion Price, subject to certain adjustments including customary anti-dilution adjustments; provided, that in order for us to exercise such conversion right, (w) the closing sale price of the Class A common stock during a designated period be greater than or equal to $47.85, (x) the resale of the shares of Class A common stock issuable upon conversion shall be registered and available for resale by the Holders pursuant to a registration statement declared effective by the SEC covering such resales, (y) the Class A common stock is listed on a national securities exchange, and (z) certain average daily trading volume minimum requirements are met. We may elect to convert the Preferred Shares, in whole or in part, so long as the aggregate value of Class A common stock to be issued pursuant to such partial conversion is not for less than $50,000,000 or such lesser amount if such conversion relates to the aggregate amount of all remaining Preferred Shares.

Change of Control

Upon a change of control that involves consideration that is at least 90% cash, Holders are required to convert their Preferred Shares into Class A common stock at a rate equal to the greater of (i) the product of the Conversion Rate and the quotient of (a) the product of the Conversion Price and the Cash Change of Control Conversion Premium (as defined below), divided by (b) the average volume weighted average price of the Class A common stock during a designated period and (ii) the Conversion Rate otherwise in effect at such time. The “Cash Change of Control Conversion Premium” equals

(i)	on or prior to the first anniversary of the Issue Date, 130%;

(ii)	after the first anniversary of the Issue Date, but on or prior to the second anniversary of the Issue Date, 120%;

(iii)	after the second anniversary of the Issue Date, but on or prior to the third anniversary of the Issue Date, 105%; and

(iv)	thereafter, 101%.

Upon a change of control that involves consideration that is less than 90% cash, Holders may elect to:

(i)	convert all, but not less than all, outstanding Preferred Shares into Class A common stock at the then-applicable Conversion Rate;

(ii)

except as described below, if we will not be the surviving person upon the consummation of such change of control, require us to use our commercially reasonable efforts to deliver to the Holders a security in the surviving person or the parent of the surviving person that has rights, preferences and privileges substantially similar to the Series A Preferred Stock; provided, however, that, if we are unable to do so, such Holders shall be entitled to: (A) instead elect to convert Preferred Shares pursuant to the mechanics described in clause (i) above or (B) require us to redeem all (but not less than all) of such Holder’s Preferred Shares at a price per share equal to 101% of the Liquidation Preference, with the redemption price being paid (at our option): (1) in cash or (2) in Class A common stock;

(iii)	if we are the surviving person upon the consummation of such change of control, continue to hold such Holders’ Preferred Shares; or

(iv)	require us to redeem all (but not less than all) of such Holder’s Preferred Shares at a cash price per share equal to the Liquidation Preference.

Voting Rights

Holders shall be entitled to vote on all matters on which the holders of shares of Class A common stock are entitled to vote and, except as otherwise provided in our Certificate of Incorporation, or by law, the Holders shall vote together with the holders of shares of Class A common stock as a single class. Each Holder shall be entitled to a number of votes equal to the number of votes such Holder would have had if all Preferred Shares held by such Holder had been converted into shares of Class A common stock.

So long as any Preferred Shares are outstanding, the affirmative vote or consent of the Holders of at least 66 2/3% of the outstanding Preferred Shares, voting together as a separate class, will be necessary for effecting or validating:

(i)	any issuance of stock senior to the Preferred Shares;

(ii)	any issuance by us of Parity Stock, subject to certain exceptions described below;

(iii)	any repurchase by us of any Series A Preferred Stock, other than on a pro rata basis among all Holders of Series A Preferred Stock;

(iv)	any special, one-time dividend or distribution with respect to any class of junior stock; and

(v)

any spinoff or other distribution of any equity securities or assets of any of our subsidiaries to our stockholders in which the consideration received by us in such transaction is less than fair market value, subject to certain exceptions.

However, the foregoing rights of the Holders will not restrict any of the following actions, subject to certain terms:

(i)	we and any of our controlled affiliates entering into joint ventures with third parties;

(ii)	the issuance of securities, capital contributions or incurrence of intercompany indebtedness among us or any of our subsidiaries; or

(iii)

the issuance of securities, capital contributions or incurrence of intercompany indebtedness among us and any joint ventures, partnerships or other minority owned entities in which we or our subsidiaries have an equity or other interest, in each case, which exist as of the Issue Date.

Notwithstanding the vote or consent of the Holders described above, after the Issue Date, we may issue certain amounts of Parity Stock without the approval of the Holders if: (A) the aggregate amount of such issuances is less than or equal to $250,000,000 (excluding the aggregate amount of any additional Preferred Shares issued to WP SemGroup Holdings, L.P. (“Warburg”)); or (B) the aggregate initial purchase price of the then outstanding Preferred Shares is less than $100,000,000.

Transfer Restrictions

Prior to the first anniversary of the Issue Date, no Holder may transfer any Preferred Shares, other than to an affiliate, without our prior written consent. Prior to the second anniversary of the Issue Date, Holders and their affiliates are prohibited from directly or indirectly engaging in any short sales or other hedging transactions involving the Preferred Shares and Class A common stock underlying such Holder’s Preferred Shares.

Preemptive Rights

For so long as Warburg and its affiliates collectively own 75% or more of the outstanding Preferred Shares acquired by Warburg and its affiliates on the Issue Date, we, prior to any issuance of Parity Stock, are required to provide Warburg with a reasonable opportunity to purchase all or any portion of such shares of Parity Stock to be issued by us on substantially the same terms offered to the other purchasers of such securities.

Board Observer Rights

We have granted to Warburg, until Warburg no longer owns at least 50% of the Preferred Shares issued to Warburg and its affiliates on the Issue Date, certain rights to designate an observer (the “Board Observer”) to our Board of Directors, who shall have the right to attend full meetings of the Board of Directors (including any executive session and certain committees thereof) and receive such materials as other members of the Board of Directors receive.

Registration Rights

We have granted Warburg and its affiliates rights to require us to file and maintain, subject to certain penalties, registration statements with respect to the resale of the Class A common stock issuable upon conversion of the Preferred Shares. We are required to file or cause to be filed a registration statement (the “Preferred Registration Statement”) for the resale of registrable securities held by Warburg and the resale of the Class A common stock issuable upon conversion of the Preferred Shares held by Holders other than Warburg. We are required to cause the Preferred Registration Statement to become effective no later than the eighteen-month anniversary of the Issue Date. In certain circumstances, Warburg and its affiliates will have piggyback registration rights on offerings initiated by us or other persons who have been granted registration rights, and Warburg has the right to request two underwritten offerings upon certain terms and conditions. Holders of registrable securities will cease to have registration rights on the earlier of (i) the second anniversary of the date on which Preferred Shares are first converted into shares of Class A common stock and (ii) the date on which no registrable securities remain outstanding; provided, that we shall use reasonable best efforts to maintain the effectiveness of the Preferred Registration Statement during all periods in which Warburg (A) is deemed to be an affiliate of the Company pursuant to Rule 144 under the Securities Act or (B) together with its affiliates, owns more than 5% of the Class A common stock (including Class A common stock it would own on an as-converted basis).

Anti-Takeover Provisions

Provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and of our amended and restated certificate of incorporation and amended and restated bylaws may delay, defer, make more difficult or prevent a change of control of our company.

Delaware Business Combination Statute

We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a “business combination” between a corporation and an “interested stockholder” within three years of the time the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at a stockholders’ meeting by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who owns, individually or with or through other persons, 15% or more of the corporation’s outstanding voting stock. Our Board of Directors could rely on this provision of the DGCL to prevent or delay an acquisition of us.

Certificate of Incorporation and Bylaws

Issuance of Common Stock. The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, unless required by our amended and restated certificate of incorporation or amended and restated bylaws, by the rules of the New York Stock Exchange (on which our Class A common stock is listed), or by applicable law. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Advance Notice Procedures. Our amended and restated bylaws provide that proposals and director nominations made by a stockholder to be voted upon at any annual meeting or special meeting of stockholders may be taken only if such proposal or director nomination is “properly brought” before such meeting. In order for any matter to be considered “properly brought” before an annual meeting or a special meeting, a stockholder must comply with certain requirements regarding advance notice to the company. The advance notice provisions could have the effect of delaying, until the next stockholders meeting, stockholder actions which are favored by the holders of a majority of our outstanding voting stock.

Special Meetings of Stockholders. Stockholders do not have the right to call special meetings of stockholders. Only the Chairman of our Board of Directors, our Chief Executive Officer or a majority of the Board of Directors may call a special meeting of stockholders. The only business that may be conducted at a special meeting of stockholders is the business properly brought before the meeting pursuant to our notice of meeting. This provision will make it more difficult for stockholders to take action opposed by the Board of Directors.

Exclusive Forum

Our amended and restated bylaws provide that unless SemGroup consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, the sole and exclusive forum for any stockholder (including any beneficial owner) of SemGroup to bring internal corporate claims (as defined below) will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). “Internal corporate claims” means claims, including claims in the right of SemGroup, (i) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware. This bylaw is referred to herein as the “exclusive forum bylaw.”

Our amended and restated bylaws further provide that if any action the subject matter of which is within the exclusive forum bylaw is brought outside the State of Delaware, the stockholder bringing the action will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought by SemGroup in any such court to enforce the exclusive forum bylaw and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action brought outside the State of Delaware as agent for such stockholder.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale of up to 12,569,564 shares of our Class A common stock by the selling stockholders issuable upon conversion of the Series A Preferred Stock. The Series A Preferred Stock was sold by us to the selling stockholders on January 19, 2018 in accordance with a Securities Purchase Agreement pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) (the “Private Placement”). Pursuant to the Securities Purchase Agreement, we are required to prepare and file a registration statement to permit the resale of any shares of Class A common stock issuable upon conversion of the Series A Preferred Stock held by the selling stockholders from time to time as permitted by Rule 415 promulgated under the Securities Act. We are registering the shares of Class A common stock described in this prospectus pursuant to these registration rights.

Warburg may elect to sell shares under this registration statement in an underwritten public offering. In addition, the registration rights grant Warburg certain “piggyback” registration rights, pursuant to which Warburg may elect to participate in an underwritten public offering of our Class A common stock initiated by us. For more information regarding these registration rights, see “Description of Capital Stock – Series A Cumulative Perpetual Convertible Preferred Stock – Registration Rights.”

The selling stockholders may sell all, some or none of the shares of Class A common stock covered by this prospectus. Please read “Plan of Distribution.” We will bear all costs, fees and expenses incurred in connection with the registration of the shares of Class A common stock offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Class A common shares will be borne by the selling stockholders.

To our knowledge, neither the selling stockholders nor any entity or person controlling the selling stockholders has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than the Private Placement, their ownership of Series A Preferred Stock and Class A common stock and the designation of an observer to our Board of Directors by Warburg.

The table below sets forth the name of each selling stockholder, the number of shares of Class A common stock and Series A Preferred Stock beneficially owned by such selling stockholder as of June 30, 2019 and the number of shares of Class A common stock that may be offered for each selling stockholder’s account. The term “selling stockholders” includes the selling stockholders listed below and their respective permitted transferees or assignees who become assignees of the registration rights. We may amend or supplement this prospectus from time to time in the future to update or change information about the selling stockholders.

In the table below, the number of shares of Class A common stock covered by this prospectus is calculated based on an initial conversion price of $33.00 per share. The number of shares of Class A common stock into which the Series A Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of Class A common stock issuable upon conversion of the Series A Preferred Stock and beneficially owned and offered by the selling stockholders pursuant to this prospectus may increase or decrease from that set forth in the table below.

We have prepared the table and the related notes based on information supplied to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of the shares listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling stockholders may change over time. In the table below, the percentage of outstanding shares is based on 350,000 shares of Series A Preferred Stock outstanding and 79,582,304 shares of Class A common stock outstanding as of June 30, 2019 (resulting in a total of 92,151,868 shares of Class A common stock on an as-converted basis, including the 842,651 shares of our Class A common stock issuable upon conversion of the Series A Preferred Stock in the event that we elect, in lieu of paying a quarterly dividend in cash, to have the amount that would have been payable if such dividend had been paid in cash added to the liquidation preference through June 30, 2020 (the “PIK Dividends”)). For purposes of the table below, we assume that the selling stockholders will sell all of their shares of Class A common stock covered by this prospectus.

	Prior to the Offering							After the Offering
Name of Selling Stockholder	Number of Shares of Class A Common Stock Beneficially Owned		Percentage of Shares of Class A Common Stock Outstanding(1)	Number of Shares of Series A Preferred Stock Beneficially Owned		Percentage of Shares of Series A Preferred Stock Outstanding	Number of Shares of Class A Common Stock Being Registered for Resale in the Offering(2)	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Outstanding	Number of Shares of Series A Preferred Stock Beneficially Owned	Percentage of Shares of Series A Preferred Stock Outstanding
Tortoise Direct Opportunities Fund, LP(3)	—	(4)	—	9,963	(5)	2.85%	357,802	—	—	—	—

Tortoise Energy Infrastructure Corporation(3)	—	(4)	—	6,277	(6)(7)	1.79%	225,427	—	—	—	—

Tortoise Midstream Energy Fund, Inc.(3)	—	(4)	—	3,763	(6)(8)	1.07%	135,141	—	—	—	—

Tortoise Power and Energy Infrastructure Fund, Inc.(3)	—	(4)	—	2,120	(6)(9)	0.61%	76,136	—	—	—	—

Tortoise Pipeline & Energy Fund, Inc.(3)	222,097	(4)	*	2,877	(6)(10)	0.82%	103,322	222,097	*	—	—

WP SemGroup Holdco, LLC c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017	—		—	300,000	(11)	85.72%	10,773,910	—	—	—	—

Atlas Point Energy Infrastructure Fund, LLC	—		—	25,000	(12)	7.14%	897,826	—	—	—	—
100 Saint Paul St. Denver, CO 80206

*	Less than 1%.
(1)	Calculated on an as-converted basis.
(2)

Represents the shares of Class A common stock issuable upon conversion of the Series A Preferred Stock, including the shares issuable upon conversion of the Series A Preferred Stock in the event we elect to pay the PIK Dividends through June 30, 2020.

(3)	The address of the stockholder is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.
(4)	Information is as of June 30, 2019 as provided by the selling stockholder’s investment adviser, Tortoise Capital Advisors, L.L.C. (“TCA”).
(5)

Based on information provided to us by TCA, TCA has sole voting and dispositive power over such shares. Such shares of Series A Preferred Stock are convertible into 357,802 shares of our Class A common stock, including 23,987 shares for the PIK Dividends through June 30, 2020. TCA indicated that it acts as investment adviser to this fund.

(6)

Based on information provided to us by TCA, TCA has shared voting and dispositive power over such shares. TCA indicated that it acts as an investment advisor to certain investment companies registered under the Investment Company Act of 1940. TCA, by virtue of investment advisory agreements with these investment companies, has all investment and voting power over securities owned of record by these investment companies. However, despite their delegation of investment and voting power to TCA, these investment companies may be deemed to be the beneficial owners under Rule 13d-3 of the Exchange Act of the securities they own of record because they have the right to acquire investment and voting power through termination of their investment advisory agreement with TCA. Thus, TCA indicated that it shares voting power and dispositive power over the securities owned of record by these investment companies.

(7)	Such shares of Series A Preferred Stock are convertible into 225,427 shares of our Class A common stock, including 15,113 shares for the PIK Dividends through June 30, 2020.
(8)	Such shares of Series A Preferred Stock are convertible into 135,141 shares of our Class A common stock, including 9,059 shares for the PIK Dividends through June 30, 2020.
(9)	Such shares of Series A Preferred Stock are convertible into 76,136 shares of our Class A common stock, including 5,104 shares for the PIK Dividends through June 30, 2020.
(10)	Such shares of Series A Preferred Stock are convertible into 103,322 shares of our Class A common stock, including 6,926 shares for the PIK Dividends through June 30, 2020.
(11)

Based on information provided to us by Holder, Charles R. Kaye and Joseph P. Landy are the sole Directors and Co-Chairmen of the ultimate member of Holder. Such shares of Series A Preferred Stock are convertible into 10,773,910 shares of our Class A common stock, including 722,273 shares for the PIK Dividends through June 30, 2020.

(12)

Based on information provided to us by Holder, the following persons may exercise voting and/or dispositive powers with respect to such shares: Paul McPeeters – Portfolio Manager; Adam Karpf – Portfolio Manager; Christopher Linder – Senior Analyst; and Lance Marr – Senior Analyst. Such shares of Series A Preferred Stock are convertible into 897,826 shares of our Class A common stock, including 60,189 shares for the PIK Dividends through June 30, 2020.

PLAN OF DISTRIBUTION

The selling stockholders will act independently of us in making their respective decisions with respect to the timing, manner and size of each and any sale. Subject to the terms and restrictions set forth in their registration rights and applicable law, the selling stockholders, or any of their pledgees, donees, transferees or other successors in interest, may from time to time, offer and sell, separately or together, any or all of the shares of our Class A common stock covered by this prospectus either directly by such selling stockholder or other person, or through underwriters, dealers or agents or on any exchange on which our Class A common stock may be traded, in the over-the-counter market, in independently negotiated transactions or otherwise. A selling stockholder will be responsible for its portion of any commissions charged by broker-dealers or agents or underwriting discounts in connection with any such offer and sale. The shares of our Class A common stock may be sold in one or more transactions at fixed prices or prices subject to change, at prevailing market prices at the time of the sale, at prices related to prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling shares:

•	through negotiated transactions;

•	through purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

•	in a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices;

•	in the over-the-counter market;

•	in private transactions other than exchange or quotation service transactions;

•

through short sales, purchases or sales of put, call or other types of options, forward delivery contracts, swaps, offerings of structured equity-linked securities or other derivative transactions or securities;

•	in hedging transactions, including, but not limited to:

•	transactions with a broker-dealer or its affiliate, whereby the broker-dealer or its affiliate will engage in short sales of shares and may use shares to close out its short position;

•	options or other types of transactions that require the delivery of shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the shares; or

•	loans or pledges of shares to a broker-dealer or an affiliate, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares;

•	through offerings directly to one or more purchasers, including institutional investors;

•	through ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	in underwritten offerings;

•	through a combination of any such methods of sale; or

•	through any other method permitted under applicable law.

Additionally, each selling stockholder may resell all or a portion of its shares in private transactions or in reliance upon Rule 144 under the Securities Act, rather than pursuant to this prospectus.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under a supplement to this prospectus to include the pledgee, permitted transferee, donee or other successor-in-interest as a selling stockholder under this prospectus, and the selling stockholders also may transfer the shares in other circumstances, in which case the pledgees, assignees, permitted transferees, donees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of our Class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A common stock to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of our Class A common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares of our Class A common stock offered by them will be the purchase price of the shares of our Class A common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A common stock to be made directly or through agents.

Each selling stockholder may be deemed to be a statutory underwriter under the Securities Act. In addition, any broker-dealers who act in connection with the sale of the shares of our Class A common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Such broker-dealers and any other participating broker-dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. If the selling stockholders effect such transactions through broker-dealers or agents, such broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved). Any discounts or commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

To the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Underwriters, brokers, dealers, agents and others to whom the selling stockholders may transfer shares may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business. The selling stockholder may have agreements with the underwriters, brokers, dealers, agents and others to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, brokers, dealers, agents and others may be required to make.

Underwriters, brokers, dealers and agents may from time to time purchase and sell our securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in our securities but are not obligated to do so and may cease to do so at any time.

There can be no assurance that the selling stockholders will sell any or all of the shares of our Class A common stock covered by this prospectus.

In order to comply with the securities laws of some states, if applicable, shares of our Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of our Class A common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and other persons participating in the sale or distribution of the shares of our Class A common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of our Class A common stock by the selling stockholders and any other participating person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We have agreed to indemnify Warburg and its directors, officers, managers, employees and agents and each person who controls (within the meaning of Section 15 of the Securities Act) such selling stockholder against certain liabilities, including certain liabilities under the Securities Act, in accordance with the registration rights. We may be indemnified by Warburg against certain liabilities, including liabilities under the Securities Act, in accordance with the registration rights (but only as such liability relates to information provided to us by such selling stockholder).

LEGAL MATTERS

The validity of the shares of our Class A common stock offered by this prospectus will be passed upon for us by Conner & Winters, LLP, Tulsa, Oklahoma. As of the date of this prospectus, attorneys at Conner & Winters, LLP owned 59,127 shares of our Class A common stock.

EXPERTS

The audited consolidated financial statements of SemGroup Corporation and subsidiaries as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 and the effects of the adjustments to the 2016 consolidated financial statements to retrospectively apply the change in reportable operating segments as described in Note 21 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SemGroup Corporation for the year ended December 31, 2016 (before the effects of the adjustments to retrospectively apply the change in reportable operating segments as described in Note 21) incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of White Cliffs Pipeline, L.L.C. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of White Cliffs Pipeline, L.L.C. for the year ended December 31, 2016 incorporated by reference in this prospectus have been so incorporated in reliance upon the report of BDO USA, LLP, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) that we have filed with the SEC under the Securities Act with respect to our Class A common stock offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and our Class A common stock offered by this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet website which provides online access to reports, proxy and information statements and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the documents listed below that we previously filed with the SEC (SEC File No. 1-34736) and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information included in such filings that is furnished rather than filed under applicable SEC rules) prior to the completion of the offering covered by this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 28, 2019;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 8, 2019;

•	Our Current Reports on Form 8-K filed on January 14, 2019, March 1, 2019, May 20, 2019 and June 19, 2019; and

•

The description of our common stock contained in Amendment No.  4 to the Registration Statement on Form 10 filed on October 29, 2010, including any subsequent amendment or report filed for the purpose of updating such description.

These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You can access these documents on our website at http://www.semgroupcorp.com or you may request a copy of these filings at no cost, by writing or telephoning us at the following address:

SemGroup Corporation

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, Oklahoma 74136-4231

Attention: Investor Relations

(918) 524-8100

Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table describes the estimated fees and expenses payable by the registrant in connection with the distribution of the securities. All amounts are estimates except for the SEC registration fee:

SEC registration fee	$18,524.92
Legal fees and expenses	25,000.00
Accounting fees and expenses	25,000.00
Printing expenses	5,000.00
Miscellaneous	5,000.00

Total(1)	$78,524.92

(1)	Does not include any fees or expenses in connection with any subsequent underwritten offering and any prospectus supplements prepared in connection therewith.

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL grants us the authority to indemnify each of our directors and officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by a director or officer that is made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal or otherwise), by reason of the fact that such director or officer is or was a director, officer, employee or agent of ours or by reason of the fact that such director or officer, at our request, is or was serving at any other corporation or other entity, in any capacity, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provided, that in the case of an action, suit or proceeding against a director or officer that is brought by us or in our right, we may indemnify such director or officer only in respect of expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer; provided further, that no such indemnity for expenses may be made with respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to us unless, and only to the extent that, either the Delaware Court of Chancery or the court in which the action, suit or proceeding against such director or officer was brought shall determine upon application that, despite the adjudication of liability to us but in view of all the circumstances of the case, such director or officer is nevertheless fairly and reasonably entitled to indemnity from us for such expenses in an amount deemed proper by such court.

Unless ordered by a court, the determination of whether a then sitting director or officer has met the applicable standard for indemnity, i.e., that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful, shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by our stockholders.

Section 145 of the DGCL also authorizes us to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any action, suit or proceeding against the director or officer prior to a determination of whether the director or officer is actually entitled to indemnity and to purchase insurance for the benefit of a director or officer against any liability that may be incurred by reason of the fact that the insured was or is a director or officer, regardless of whether the liability insured could have legally been indemnified by us.

Pursuant to the authority granted us by Section 145 of the DGCL, we have provided in our amended and restated certificate of incorporation and amended and restated bylaws for the indemnification of and advancement of expenses to our directors to the fullest extent authorized or permitted by law as from time to time in effect; provided, however, we are required to indemnify, or advance expenses to, any such director in connection with an action, suit, claim or proceeding initiated by such director only if the initiation of such action, suit, claim or proceeding has been authorized or ratified by our Board of Directors. Our amended and restated bylaws provide that we may, to the extent authorized by our Board of Directors, grant rights of indemnification and the advancement of expenses (including attorney’s fees) to our officers. Our Board of Directors has authorized indemnification of, and advancement of expenses to, our officers serving as such on or after December 1, 2009. The rights authorized by our Board of Directors for the indemnification of, and advancement of expenses to, our officers serving as such on or after December 1, 2009 are the same rights that have been afforded our directors pursuant to our amended and restated certificate of incorporation and amended and restated bylaws.

The employment agreement among us, SemManagement, L.L.C., Rose Rock Midstream GP, LLC and Carlin G. Conner, our President and Chief Executive Officer, provides Mr. Conner with indemnification and advancement of expenses (including attorney’s fees) to the maximum extent permitted by our amended and restated certificate of incorporation and amended and restated bylaws, including, if applicable, any directors and officers insurance policies, provided such indemnification shall be on terms no less favorable than provided to any of our other executive officers or directors. Pursuant to the employment agreement, we have also agreed to maintain commercially reasonable directors’ and officers’ insurance covering Mr. Conner in such amount and pursuant to such terms as is typical and customary for companies of similar size and nature to us.

We have also purchased a policy of insurance for the benefit of our directors and officers that provides standard liability coverage.

As permitted by Section 102 of the DGCL, our amended and restated certificate of incorporation provides that each of our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director; provided, that a director shall be liable for any breach of such director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases), or for any transaction from which such director derived an improper personal benefit.

Item 16. Exhibits.

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated by reference herein.

Exhibit Number	Description

1**	Form of Underwriting Agreement.

2.1	Purchase and Sale Agreement by and among SemGroup Corporation, Beachhead I LLC, Beachhead II LLC, Buffalo Investor I, LP and Buffalo Investor II, LP, dated as of June 5, 2017 (filed as Exhibit 2.1 to our current report on Form 8-K dated June 5, 2017, filed June 6, 2017, and incorporated herein by reference).

2.2	Agreement and Plan of Merger dated as of May 30, 2016, by and among SemGroup Corporation, PBMS, LLC, Rose Rock Midstream, L.P. and Rose Rock Midstream GP, LLC (filed as Exhibit 2.1 to our current report on Form 8-K dated May 30, 2016, filed May 31, 2016, and incorporated herein by reference).

Exhibit Number	Description

2.3	Membership Interest Purchase Agreement, dated as of January 5, 2018, between SemMaterials, L.P. and SemMexico, L.L.C. and Ergon Asfaltos Mexico HC, LLC, Ergon Mexico HC, LLC, and Ergon Asphalt & Emulsions, Inc. (filed as Exhibit 2 to our current report on Form 8-K dated March 15, 2018, filed March 20, 2018, and incorporated herein by reference).

2.4	Investment and Contribution Agreement, dated as of January 9, 2019, between KKR Alberta Midstream Inc. and SemCanada II, L.P. and SemCAMS Midstream ULC (filed as Exhibit 2.1 to our current report on Form 8-K dated February 25, 2019, filed March 1, 2019, and incorporated herein by reference).

4.1	Amended and Restated Certificate of Incorporation, dated as of November 30, 2009, as amended, of SemGroup Corporation (filed as Exhibit 3.1 to our annual report on Form 10-K for the fiscal year ended December 31, 2018, filed February 28, 2019, and incorporated herein by reference).

4.2	Amended and Restated Bylaws, dated as of November 3, 2017, of SemGroup Corporation (filed as Exhibit 3 to our quarterly report on Form 10-Q for the quarter ended September 30, 2017, filed November 9, 2017, and incorporated herein by reference).

4.3	Certificate of Designations of Series A Cumulative Perpetual Convertible Preferred Stock of SemGroup Corporation, filed with the Secretary of State of the State of Delaware on January 19, 2018 (including form of stock certificate for our Series A Cumulative Perpetual Convertible Preferred Stock attached as Exhibit A thereto) (filed as Exhibit 3.1 to our current report on Form 8-K dated January 16, 2018, filed January 19, 2018, and incorporated herein by reference).

4.4	Form of stock certificate for our Class A Common Stock, par value $0.01 per share (filed as Exhibit 4.1 to our registration statement on Form 10, File No. 001-34736 (the “Form 10”), and incorporated herein by reference).

4.5	Form of stock certificate for our Class B Common Stock, par value $0.01 per share (filed as Exhibit 4.2 to the Form 10, and incorporated herein by reference).

4.6	Securities Purchase Agreement, dated as of January 16, 2018, by and among SemGroup Corporation, WP SemGroup Holdings, L.P., Atlas Point Energy Infrastructure Fund, LLC and several affiliates of Tortoise Capital Advisors, L.L.C. (filed as Exhibit 10.1 to our current report on Form 8-K dated January 16, 2018, filed January 19, 2018, and incorporated herein by reference).

4.7	Registration Rights Agreement by and among SemGroup Corporation, Buffalo Investor I, LP and Buffalo Investor II, LP, dated as of July 17, 2017 (filed as Exhibit 10.1 to our current report on Form 8-K, dated July 17, 2017, filed July 17, 2017, and incorporated herein by reference).

5*	Opinion of Conner & Winters, LLP, as to the validity of the securities being registered.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of BDO USA, LLP.

23.4*	Consent of BDO USA, LLP.

23.5*	Consent of Conner & Winters, LLP (included in Exhibit 5).

24*	Power of Attorney (included on the signature page to this Registration Statement).

*	Included herewith.
**	To be filed by amendment or as an exhibit to a Current Report on Form 8-K of the registrant.

Item 17. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(A)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)    The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 12th day of July, 2019.

SEMGROUP CORPORATION

By:	/s/ Robert N. Fitzgerald
Robert N. Fitzgerald
Executive Vice President and
Chief Financial Officer

Each of the undersigned officers and directors of SemGroup Corporation, a Delaware corporation, whose signature appears below hereby constitutes and appoints Carlin G. Conner, Robert N. Fitzgerald and Susan S. Lindberg, and each of them, as his or her true and lawful attorneys-in-fact and agents, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Carlin G. Conner Carlin G. Conner	Director, Chief Executive Officer and President (Principal Executive Officer)	July 12, 2019

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 12, 2019

/s/ Thomas D. Sell Thomas D. Sell	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	July 12, 2019

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director and Chairman of the Board	July 12, 2019

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director	July 12, 2019

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director	July 7, 2019

/s/ Karl F. Kurz Karl F. Kurz	Director	July 12, 2019

Signature	Title	Date

/s/ James H. Lytal James H. Lytal	Director	July 12, 2019

/s/ William J. McAdam William J. McAdam	Director	July 12, 2019